Exhibit 10(t)

INVACARE CORPORATION CASH BALANCE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participation Agreement
Agreement to Participate

I,                                         , hereby agree, effective December 31, 2008, to continue my participation in the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, as amended and restated effective December 31, 2008 (the “Plan”). I agree to be bound by the terms of the Plan as so amended and restated (or as it may be amended in the future in accordance with its terms) and the terms of this Participation Agreement. In addition, I consent to the amendment and restatement of the Invacare Corporation Supplemental Executive Retirement Plan in the form of the Plan.

Amount of Benefits under the Plan

I understand that the Plan generally provides for credits to an account in my name as follows:

(i)
an initial credit equal to my accumulated benefit obligation under the Plan as of December 31, 2008, determined in accordance with the assumptions used in preparing the Company’s audited financial statements for 2008; plus

(ii)
annual credits made on or about December 31 of each calendar year beginning with 2009 equal to such amounts as may be determined from time to time by the Compensation Committee of Invacare Corporation (“Invacare” or the “Company”) for each year that I am both an Employee and a Participant. I understand that it is the present intention of the Committee (which intention, although not binding, shall not be changed except (x) in accordance with the terms of the Plan and (y) unless and until the Committee advises me in writing of any such change) that such annual credits will be in accordance with the column titled “Scheduled SERP Contribution” in the chart attached as Exhibit A to this Participation Agreement and will be provided for the number of years indicated in such Exhibit (such credits to be ratably reduced in any year in which I am not an Employee and Participant for the full year); plus

(iii)
an interest credit, which unless and until changed by the Committee in accordance with the terms of the Plan, will be computed in the manner set forth in the Plan and at the rate of six percent (6%), compounded annually; plus

(iv)	the possibility of special credits in the event of my death, termination of employment due to disability or termination of employment within the two (2) years following a change in control.

I have been given an estimate of my initial credit amount under (i), which is reflected as the Beginning Account Balance on Exhibit A and understand I will be advised of the final confirmed figure after the Company’s audited financial statements are finalized. I understand that each year’s Scheduled SERP Contribution will become final and binding as of December 31 of such year and that interest will be credited to my account quarterly throughout each year unless and until changed by the Committee.

I understand that (a) my Account will be charged periodically in an amount necessary to pay my share of the FICA tax on credits received from the Company and the income tax withholding associated with such FICA tax, (b) that the payment schedule contained on Exhibit A does not reflect the amounts to be charged for FICA and income tax withholding and (c) that my benefits will be taxable at ordinary income rates in effect at the time they are paid.

Election of Form of Payment

I understand that payment of my benefits under the Plan may be subject to satisfaction of a vesting requirement and will be made at the time and in the form provided under the Plan. If my benefit is payable due to my Retirement or Termination of Employment, I hereby elect to receive such benefits under the Plan in the form of:

________a single lump sum paymentOR
________annual installments over a period of          years [Note, cannot exceed 15 years].

Tax Impact

I understand that I (and not the Company) am responsible for tax or legal consequences to me or any of my Beneficiaries resulting from the terms or operation of this Plan. Payments to me from the Plan will be subject to applicable income and employment taxes and withholding, at or before the time paid.

I specifically acknowledge that:

(i)	as a result of the amendment and restatement of the Plan, I will incur FICA tax liabilities as of December 31, 2008 or, if later, the time I am vested in my rights under the Plan (the “vesting date”);

(ii)	as of my vesting date, the Company may use such portion of my Account as is necessary to satisfy such FICA obligations (and related income tax withholding arising from such deemed distribution); and

(iii)
thereafter, further FICA tax obligations (and related income tax withholding) will be incurred each year that I am an Employee and a Participant in the Plan and receive credits to my account in accordance with the terms of the Plan and this Participation Agreement. I understand the Company will use such portion of my Account as is necessary to satisfy such further FICA and income tax withholding obligations.

Acknowledgments

I acknowledge that (i) I have received a copy of the Plan and a Memorandum Regarding Principal Changes in SERP dated December 12, 2008 explaining the principal revisions to the Plan, (ii) I have reviewed those documents and have had the opportunity to discuss any questions with a representative of Invacare and have received satisfactory answers to those questions and (iii) I have been encouraged by the Company to discuss the terms of the amended Plan with my financial and legal advisors and have been provided sufficient time to do so.

I understand that while the Company presently intends to continue the Plan indefinitely, it specifically reserves the right to revise or amend the Plan at any time in accordance with its terms, including the right to reduce the amount of annual credits and the interest crediting rate at any time on a prospective basis, or to eliminate all future credits, including interest, at any time. Further, I understand that this Participation Agreement will be read and interpreted in accordance with and subject to the terms of the Plan and that any inconsistencies between this Participation Agreement and the Plan will be resolved in favor of the Plan. All terms used in this Participation Agreement shall have the same meaning as under the Plan.

Signed this                      day of .

PARTICIPANT:

Print Name

ACKNOWLEDGED FOR THE COMPANY:By:
By:
Its:

Schedule of Participation Agreements

Name	Position	Date of Agreement
A. Malachi Mixon, III	Former Chairman of the Board of Directors and Chief Executive Officer	December 31, 2008

Gerald B. Blouch	Former President and Chief Operating Officer	December 31, 2008

Robert K. Gudbranson	Senior Vice President, Chief Financial Officer and Treasurer	December 31, 2008

Joseph B. Richey, II	Former President - Invacare Technologies Division and Senior Vice President - Electronics and Design Engineering	December 31, 2008

Louis F. J. Slangen	Former Senior Vice President - Global Market Development	December 31, 2008

Joseph S. Usaj	Former Senior Vice President - Human Resources	December 31, 2008

Anthony C. LaPlaca	Senior Vice President, General Counsel and Secretary	December 31, 2008

Patricia A. Stumpp	Senior Vice President—Human Resources	March 30, 2010